UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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THE SPECTRANETICS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE SPECTRANETICS CORPORATION
96 Talamine Court
Colorado Springs, CO 80907
(719) 633-8333

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 7, 2005
       The Annual Meeting of the Shareholders of THE SPECTRANETICS CORPORATION will be held at the Antlers Hilton Hotel, Colorado Springs, Colorado on June 7, 2005, at 10:00 a.m. (MDT) for the following purposes:

1. To elect two members of the Board of Directors to serve a three-year term until the 2008 Annual Meeting of Shareholders, or until their successors are elected and have been duly qualified.

2. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.
      Only shareholders of record as of the close of business on April 19, 2005, the record date, will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.
      Shareholders are requested to complete, date, sign and return the enclosed proxy card in the accompanying postage-paid envelope we have provided as soon as possible. Submitting your proxy with the proxy card will not affect your right to vote in person should you decide to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

John G. Schulte
President and Chief Executive Officer
Colorado Springs, Colorado
April 29, 2005

THE SPECTRANETICS CORPORATION
96 Talamine Court
Colorado Springs, CO 80907
(719) 633-8333
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 7, 2005
PROXY STATEMENT

SOLICITATION OF PROXIES
      This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of THE SPECTRANETICS CORPORATION (the “Company” or “SPNC”) for use at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at the Antlers Hilton Hotel, 4 S. Cascade Avenue, Colorado Springs, Colorado on June 7, 2005, at 10:00 a.m. (MDT) and at any adjournments or postponements thereof. This Proxy Statement and Proxy are being mailed to shareholders on or about May 6, 2005.
      The cost of soliciting Proxies is being borne by the Company. The Company’s officers, directors and other regular employees, without additional compensation, may solicit Proxies by telephone or by oral communication or by other appropriate means. The Company does not currently anticipate hiring a firm to solicit Proxies. The Company will pay all costs related to the preparation of the Proxy Statement, including legal fees, printer costs and mailing costs.
      If the enclosed Proxy is properly executed, returned and unrevoked, the shares represented thereby will be voted in the manner specified. If no specification is made in a properly executed Proxy received by the Company, then the Proxy shall be voted FOR (i) the election of the two (2) nominees to the Board of Directors listed herein. If you own shares of common stock through a broker, bank or nominee that holds the shares for your account in “street name”, you should follow the instructions provided by your broker, bank or nominee to vote your shares.
      A Proxy may be revoked by a shareholder at any time prior to the exercise thereof by written notice to the Secretary of the Company, by submission of another Proxy bearing a later date, or by attending the Meeting and voting in person.
RECORD DATE AND VOTING OF SECURITIES
      Only holders of record of the Company’s $.001 par value common stock (“Common Stock”) outstanding as of the close of business on April 19, 2005, will be entitled to notice of and to vote on matters presented at the Meeting or any adjournments or postponements thereof. As of April 19, 2005 there were 25,761,283 shares of Common Stock outstanding. Each share of Common Stock will be entitled to one vote on each matter presented at the Meeting, and there is no cumulative voting.
      In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Meeting must be represented at the Meeting. Shares represented by Proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
      Each matter is tabulated separately. Directors will be elected by a plurality of the shares voting, which means that abstentions and broker non-votes will not affect the candidates receiving the plurality of votes. Adoption of other proposals requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders (thereby effectively counting as votes against such proposals), whereas broker non-votes are not counted for any purpose in determining whether a proposal has been approved.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information as to the number of shares of Common Stock of SPNC beneficially owned as of March 31, 2005, by (i) all persons known by the Company to be beneficial owners of more than 5% of its Common Stock; (ii) each of SPNC’s directors; (iii) the Named Executive Officers (as defined on page 10 hereof); and (iv) all of the current executive officers and directors of SPNC as a group. Except as otherwise indicated, SPNC believes that the beneficial owners of the Common Stock listed below, based solely on information furnished by such holders, have sole voting and dispositive power with respect to such shares, subject to community property laws, where applicable. “Percentage of Outstanding Shares” is based on 25,758,078 shares of Common Stock outstanding on March 31, 2005.
Directors, Named Executive Officers and 5% Shareholders:

			Total	Percentage
			Shares	of
	Shares	Right to	Beneficially	Outstanding
Name and Address	Owned(2)	Acquire(3)	Owned	Shares

5% Shareholders
RS Investment Management, L.P.(1)	1,367,750	—	1,367,750	5.4%
Directors and Named Executive Officers(4)
David G. Blackburn	3,205	11,795	15,000	*
Cornelius C. Bond, Jr.	117,684	238,846	356,530	1.3%
Adrian E. Elfe	38,500	73,956	112,456	*
R. John Fletcher	1,000	75,000	76,000	*
Emile J. Geisenheimer(5)	68,864	337,000	405,864	1.6%
Martin T. Hart	103,800	—	103,800	*
Joseph M. Ruggio, M.D.	5,500	213,846	219,346	*
John G. Schulte	38,532	292,500	331,032	*
Guy A. Childs	8,530	132,251	140,781	*
Lawrence E. Martel, Jr.	72,052	247,013	319,065	1.2%
Bruce E. Ross(6)	83,150	55,447	138,597	*
Craig M. Walker, M.D.	300,000	—	300,000	1.2%
All current executive officers and directors as a group (11 persons)	757,667	1,677,654	2,379,874	8.7%

*	Less than 1%

(1)	According to the Schedule 13G filed with the SEC on February 14, 2005, the shares are beneficially owned by RS Investment Management, L.P. and RS Investment Management Co., LLC (together, “RS Investment”) and George R. Hecht (“Hecht”), with RS Investment and Hecht having shared voting and dispositive power over such shares. RS Investment Management Co. LLC is the general partner of RS Investment Management, L.P., a registered investment adviser. Hecht is a control person of both entities. The address of RS Investment Management, L.P., RS Investment Management Co., LLC and Hecht is 388 Market Street, Suite 200, San Francisco, CA 94111-5312.

(2)	Includes shares for which the named person has sole voting and investment power or shared voting and investment power with a spouse. Excludes shares that may be acquired through stock option exercises.

(3)	Shares that can be acquired through stock options exercisable through May 30, 2005.

(4)	The address of each of the directors and the Named Executive Officers listed is c/o The Spectranetics Corporation, 96 Talamine Court, Colorado Springs, CO 80907.

(5)	Includes 2,500 shares held in a custodial account for Mr. Geisenheimer’s son, of which Mr. Geisenheimer’s spouse has sole voting and dispositive power. Mr. Geisenheimer disclaims beneficial ownership of these shares.

(6)	Mr. Ross resigned from his position as an executive officer effective October 7, 2004. The shares reflected as owned by Mr. Ross are based on the Company’s records as of that date. The shares which Mr. Ross has a right to acquire are reflected as of March 31, 2005.
BOARD OF DIRECTORS
      The following table lists the members of the Board of Directors of SPNC, their ages as of March 31, 2005, their positions with the Company, the year first elected as a director, and the expiration of their current term.

			Director	Term
Name	Age	Positions with the Company	Since	Expires

David G. Blackburn	66	Director	2003	2006
Cornelius C. Bond, Jr,	71	Director	1994	2007
R. John Fletcher	59	Director	2002	2006
Emile J. Geisenheimer(1)	57	Chairman of the Board of Directors	1990	2005
Martin T. Hart	69	Director	2002	2007
Joseph M. Ruggio, M.D.	50	Director	1997	2007
John G. Schulte(1)	56	President and Chief Executive Officer, Director	1996	2005
Craig M. Walker, M.D.	51	Director	2004	2006

(1)	Nominated for re-election to the Board for a three-year term.
      The Board of Directors is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting only directors of the class whose term is expiring are voted upon, and upon election each such director serves a three-year term. The Board of Directors may determine from time to time the size of the Board of Directors, but in no event can it determine to have a Board consisting of less than four or more than eight directors. The size of the Board is currently set at eight. If the number of directors is changed, any increase or decrease is apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class holds office for a term that coincides with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director holds office until the annual meeting for the year in which his term expires until his successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
      The Company is not aware of any family relationships among any of the directors and executive officers of the Company.
CORPORATE GOVERNANCE
      The Board believes that good corporate governance is paramount to ensure that Spectranetics is managed for the long-term benefit of its shareholders. As part of our ongoing efforts to constantly improve corporate governance, the Board and management have undertaken a number of initiatives to improve the Company’s corporate governance policies and practices.

Code of Business Conduct and Ethics
      The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, directors and officers, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and other senior financial officers. The Code of Ethics, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of Nasdaq. The Code of Ethics is posted on our website at www.spectranetics.com. You may request copies, which will be provided free of charge, by writing to Corporate Secretary, The Spectranetics Corporation, 96 Talamine Court, Colorado Springs, Colorado 80907. We intend to disclose future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the SEC or listing standards of Nasdaq, at the same location on our website.
Director Independence
      Our Board makes an annual determination as to the independence of each Board member under the current standards for “independence” established by Nasdaq. In March 2005 the Board determined that all of its directors are independent under these standards, except for (i) Mr. Schulte, who serves as President and Chief Executive Officer; (ii) Mr. Geisenheimer, who has received compensation from the Company as a consultant in one or more of the past three years in excess of $60,000; (iii) and Dr. Walker who has received compensation from the Company for consulting services.
      Effective March 31, 2004, Mr. Geisenheimer’s consulting agreement was discontinued.
Shareholder Communications with the Board
      The Board has implemented a process by which shareholders may send written communications directly to the attention of the Board, any Board committee or any individual Board member. Communications will be directed to our Corporate Secretary, who will be primarily responsible for monitoring communications from shareholders and providing copies of such communications to the directors. Communications should include the name, mailing address and telephone number of the shareholder sending the communication, the number of shares of Company common stock owned by the shareholder and, if the shareholder is not the record owner of the stock, the name of the record owner. The Corporate Secretary will forward all communications which are not more suitably directed to management to the Board, committee or individual director(s), as appropriate. The Corporate Secretary will log all communications not forwarded to the Board, committee or individuals and will make such log available to the Board. Shareholders who wish to communicate with the Board can write to Corporate Secretary, The Spectranetics Corporation, 96 Talamine Court, Colorado Springs, Colorado 80907.
Board Committees and Meetings
      The Board held five meetings during the fiscal year ended December 31, 2004 (the “2004 Fiscal Year”). No director attended fewer than 75% of the Board meetings or meetings of any committee on which he served. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during the 2004 Fiscal Year. We typically schedule a Board meeting in conjunction with our Annual Meeting of Shareholders and expect that all of our directors will attend the Annual Meeting, absent a valid reason. All individuals then serving as directors attended our 2004 Annual Meeting of Shareholders.
      The Board has established an Audit Committee, a Compensation Committee and a Nominating Committee.
      Audit Committee. The Audit Committee currently consists of three directors, Mr. Hart, who serves as Chairman, and Messrs. Blackburn and Fletcher, all of whom are “independent” under the current Nasdaq listing standards and SEC rules regarding audit committee membership.

      Pursuant to Section 407 of the Sarbanes Oxley Act, the SEC has adopted rules requiring the Company to disclose whether the Company’s Audit Committee has at least one “audit committee financial expert,” as that term is defined in the SEC’s rules and regulations. The Board has determined that Mr. Hart qualifies as an audit committee financial expert.
      The Audit Committee assists the Board in fulfilling its oversight responsibility by overseeing (i) our accounting and financial reporting process and the audit of our financial statements; (ii) the functioning of our systems of internal accounting and financial controls; (iii) the engagement, compensation, performance, qualifications and independence of our independent auditors; and (iv) the portions of the Code of Ethics that relate to the integrity of accounting and financial reporting. The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices. Such procedures may be found on our website at www.spectranetics.com.
      The Audit Committee meets privately with the independent auditors, and the independent auditors have unrestricted access and report directly to the Audit Committee.
      The Audit Committee held four meetings during the 2004 Fiscal Year. The Board has adopted an Audit Committee charter, which is available on our website at www.spectranetics.com.
      Compensation Committee. The Compensation Committee currently consists of three directors, Mr. Fletcher, who serves as Chairman, and Messrs. Bond and Ruggio, all of whom are “independent” under the current Nasdaq listing standards. The Compensation Committee determines Spectranetics’ compensation policies and the compensation to be provided to executive officers, including, among other things, annual salaries and bonuses, stock options, other stock-based awards and other incentive compensation arrangements, and assists the Board in determining the compensation payable to members of the Board.
      The Compensation Committee held three meetings during the 2004 Fiscal Year. The report of the Compensation Committee for the 2004 Fiscal Year is found on page 14 of this proxy statement.
      Nominating Committee. The Nominating currently consists of three directors, Mr. Fletcher, who serves as Chairman, and Messrs. Blackburn and Hart, all of whom are “independent” under the current Nasdaq listing standards. The Nominating Committee assists the Board in the selection of nominees for election to the Board. The committee determines the required selection criteria and qualifications of director nominees based upon the needs of Spectranetics at the time nominees are considered and recommends candidates to be nominated for election to the Board.
      The Nominating Committee was formed in April 2004. The Board has adopted a Nominating Committee charter, which is available on our website at www.spectranetics.com.
      Criteria for Director Nominees. The Board believes that it should be comprised of directors with varied, complementary backgrounds, and that directors should, at a minimum, exhibit proven leadership capabilities and experience at a high level of responsibility within their chosen fields, and have the ability to quickly grasp complex principles of business, finance and issues relating to the medical device industry. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders.
      When considering a candidate for director, the Nominating Committee takes into account a number of factors, including the following:

•	independence from management;

•	depth of understanding of the medical device industry, manufacturing, sales and marketing, finance and/or other elements directly relevant to Spectranetics business;

•	education and professional background;

•	judgment, skill, integrity and reputation;

•	existing commitments to other businesses as a director, executive or owner;

•	personal conflicts of interest, if any; and

•	the size and composition of the existing Board.
      When seeking candidates for director, the committee may solicit suggestions from incumbent directors, management, shareholders and others. Additionally, the committee has in the past used and may in the future use the services of third party search firms to assist in the identification of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the committee will interview that candidate if it believes the candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board, it may recommend to the full Board that candidate’s appointment or election.
      Shareholder Recommendations for Nominations to the Board of Directors. The Nominating Committee will consider candidates for director recommended by any shareholder that is the beneficial owner of shares of Spectranetics common stock. Candidates recommended by shareholders will be evaluated in the same manner as any other candidate. Shareholders wishing to recommend a candidate for nomination as a director are to send the recommendation in writing to the Chairman of the Nominating Committee, The Spectranetics Corporation, 96 Talamine Court, Colorado Springs, Colorado 80907. A shareholder recommendation must contain the following information:

•	documentation supporting that the writer is a shareholder of Spectranetics and a statement that the writer is recommending a candidate for nomination as a director;

•	a resume of the candidate’s business experience and educational background that also includes the candidate’s name, business and residence addresses, and principal occupation or employment and an explanation of how the candidate’s background and qualifications are directly relevant to Spectranetics business;

•	the number of shares of Spectranetics common stock beneficially owned by the candidate;

•	a statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of Spectranetics, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board;

•	detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing shareholder, the candidate, and any affiliate of the proposing shareholder or the candidate;

•	any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; and

•	a signed consent of the candidate to serve as a director, if nominated and elected.
      In connection with its evaluation, the Nominating Committee may request additional information from the candidate or the proposing shareholder and may request an interview with the candidate. The Nominating Committee has discretion to decide which individuals to recommend for nomination as directors.
      Any shareholder that desires to recommend a candidate for nomination to the Board who would be considered for election at Spectranetics 2006 Annual Meeting of Shareholders is strongly encouraged to do so no later than January 6, 2006, the date that proposals meeting the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are due. See “Shareholder Proposals for the 2006 Annual Meeting of Shareholders.”

DIRECTOR COMPENSATION
      Non-employee directors are eligible to participate in the Company’s 1997 Equity Participation Plan (the “Plan”), which was approved by shareholders on June 9, 1997. An amendment to the 1997 Equity Participation Plan was approved by the shareholders at the Annual Meeting of Shareholders held on August 5, 2002. The amendment revised the stock option program for independent directors and provides that (i) each person who becomes a non-employee director on or after August 5, 2002 will be granted on the date of his or her election or appointment an option to purchase 45,000 shares of Common Stock; and (ii) each non-employee director will be granted on each third anniversary of his or her prior option grants under the Plan or his or her option grant described above, as applicable (so long as he or she remains a non-employee director at the close of business on such date), an option to purchase 45,000 shares of Common Stock. The exercise price of the options shall equal 100% of fair market value of a share of Common Stock on the grant date. The option grants described above will vest equally over a three-year period.
      Non-employee directors receive $2,500 for each Board meeting attended in person and $1,000 for meetings attended by telephone. No fees are paid for attendance at Board committee meetings. Board members are reimbursed for expenses associated with their attendance at Board meetings and committee meetings. Board members also receive $2,500 per diem when serving as a consultant to the Company. No per diem consulting payments were made during 2004.
      Dr. Walker received compensation of $102,000 during 2004 for his training of physicians in the use and application of Spectranetics excimer laser technology.
BUSINESS EXPERIENCE OF DIRECTORS
      John G. Schulte has served as a Director of SPNC since August 1996. Mr. Schulte was appointed President and Chief Executive Officer of SPNC in January 2003. Mr. Schulte was formerly President and Chief Executive Officer of Consensus Pharmaceuticals, a privately held biotechnology company from October 2001 to January 2003. Mr. Schulte had been President and Chief Executive Officer of Somnus Medical Technologies, Inc., a medical device company specializing in the design, development, manufacturing and marketing of minimally invasive medical devices for the treatment of upper airway disorders, from November 1998 until its acquisition by Gyrus Group, PLC, a European medical device company, in October 2001. Previously, Mr. Schulte was President of the Surgical Products Division of Genzyme Corporation, a medical device company specializing in anti-adhesion products for general surgery and cardiovascular medical devices and instruments, from July 1997 to October 1998. From November 1996 to June 1997, he served as Senior Vice President and General Manager of the International and Peripheral Division of Target Therapeutics, Inc., a medical device company specializing in the treatment of vascular diseases of the brain, which was acquired by Boston Scientific Corporation in April 1997.
      David G. Blackburn was appointed to the Board of Directors in December 2003 to fill the vacancy created by Joseph A. Largey’s resignation. Mr. Blackburn is currently a consultant with TRG Cardiovascular, a firm specializing in the development of joint venture opportunities including heart hospitals and diagnostic centers. From 1995 to 2001, Mr. Blackburn was president of Arkansas Heart Hospital, an investor-owned hospital specializing in the diagnosis and treatment of heart disease. Prior to that, he served as a senior executive of several hospitals.
      Cornelius C. Bond, Jr. has served as a Director of SPNC since June 1994. He served as a member of the Board of Directors for Advanced Interventional Systems, Inc. (“LAIS”) from 1986 until June 1994, when LAIS merged with SPNC. He is a retired general partner of New Enterprise Associates, a large national venture capital firm, having become a general partner in 1982. He serves on the board of RF Monolithics, a public company that develops and markets radio frequency components and module products for the automotive, distribution, industrial, consumer and telecommunications markets. He also serves as a board member for several privately held companies.
      R. John Fletcher has served as a director since March 2002. Mr. Fletcher is currently Chief Executive Officer of Fletcher Spaght, Inc. (FSI), a strategy consulting organization, which he founded in 1983, and

Managing Director of Fletcher Spaght Ventures, a venture fund. Prior to FSI, Mr. Fletcher was a manager at the Boston Consulting Group. He has an MA in Finance from The Wharton School and an MBA from Southern Illinois University. Mr. Fletcher is a director of AutoImmune, Inc., a public biotechnology company developing orally-administered pharmaceutical products, and NMT Medical, Inc., a public medical device company that designs, develops and markets minimally invasive devices for the prevention of cardiac sources of stroke and Axrelis Technologies, a semiconductor equipment company.
      Emile J. Geisenheimer has served as a Director of SPNC since April 1990 and was appointed Chairman of the Board in June 1996. He was appointed Acting President and Chief Executive Officer of SPNC in May 2002 and served in this role through January 2003. He has served as President of Madison Investment Partners, Inc., a private equity investment firm, since January 1995. Prior to forming Madison Investment Partners, he was general partner of Nazem and Company, a venture capital management firm, from November 1989 to January 1995.
      Martin T. Hart was appointed to the Board of Directors in December 2002. He has been a private investor for the past 33 years, during which time he served as an executive officer or board member of many of the companies in which he invested. Prior to that he was a managing partner of Main LaFrentz & Company, an international accounting firm that was eventually merged with KPMG LLP. Mr. Hart has served on the board of many public companies. He currently serves on the board and is a member of the audit committee for several public companies, including MassMutual Corporate Investors, an investment company, MassMutual Participation Investors, an investment company, ValueClick, an internet media company, and Texas Roadhouse, Inc, a restaurant company.
      Joseph M. Ruggio, M.D. has served as a director of SPNC since February 1997. Dr. Ruggio is a practicing interventional cardiologist. Since June 1994, Dr. Ruggio has served as President and Chief Executive Officer of Pacific Cardiovascular Associates Medical Group, Inc., a large cardiovascular professional corporation. He also serves as Chairman and President of Via Vitae, a cardiovascular disease management company, which was founded in February 1996. Prior to that, Dr. Ruggio served as founder and Chairman of UltiMed, Inc., a cardiovascular medical services organization, which was founded in July 1995. From August 1985 to December 1995, Dr. Ruggio served as Chairman of the Department of Cardiology and Director of Invasive Interventional Cardiology for FHP, Inc.
      Craig M. Walker, M.D. has served as a director of SPNC since December 2004. He is a practicing interventional cardiologist. Dr. Walker is the Founder, President, and Medical Director of the Cardiovascular Institute of the South, a position he has held since August 1983; Medical Director of the CIS Cardiovascular Fellowship Training Program; Associate Clinical Professor of Medicine Tulane University School of Medicine; and Medical Director of the Cardiac Catheterization Laboratory at Terrebonne General Medical Center.
EXECUTIVE OFFICERS
      The current executive officers of the Company, their positions with the Company and their ages as of March 31, 2005 are as follows:

Name	Age	Office

John G. Schulte	56	President and Chief Executive Officer
Guy A. Childs	39	Vice President, Chief Financial Officer
Adrian E. Elfe	60	Vice President, Quality Assurance and Regulatory Affairs
Lawrence E. Martel, Jr.	54	Vice President, Operations
      Each executive officer of the Company serves at the discretion of the Board of Directors. The Company is not aware of any family relationships among any of the directors and executive officers of the Company. Biographical information regarding Mr. Schulte is set forth under the heading “BUSINESS EXPERIENCE OF DIRECTORS.”

      Guy A. Childs was appointed Vice President, Chief Financial Officer in January 2003. In May 2002, Mr. Childs was appointed Acting Chief Financial Officer, a position he also held from May 1999 to December 1999. Since joining SPNC in September 1991, Mr. Childs has held various accounting and financial management positions, the most recent being Director of Finance, which he held from January 2000 to June 2002. Prior to joining SPNC, Mr. Childs worked for the public accounting firm of Deloitte & Touche, LLP serving as a senior accountant on various audit engagements in the financial services, healthcare and manufacturing industries.
      Adrian E. Elfe was appointed Vice President, Quality Assurance and Regulatory Affairs, in November 1996. He served as Director of Quality Assurance and Regulatory Compliance since first employed by SPNC in April 1990. Prior to joining SPNC, Mr. Elfe directed quality system planning and implementation for nine different companies.
      Lawrence E. Martel, Jr., was appointed Vice President, Operations, of SPNC in August 1994 and served as Director of Operations since first employed by SPNC in January 1993. Prior to that time, he served nine years as Vice President of Operations with Mountain Medical Equipment, Inc., a manufacturer of respiratory medical devices for use in the home health care and institutional health markets.

EXECUTIVE COMPENSATION
      The following table sets forth the annual and long-term compensation paid by SPNC for the fiscal years ended December 31, 2004, 2003 and 2002 to those persons who were either (i) the Chief Executive Officer of the Company during the last completed fiscal year; (ii) one of the other four most highly compensated executive officers who were serving as executive officers on December 31, 2004, whose total annual salary and bonus exceeded $100,000 or (iii) any other individual that would have been one of the four most highly compensated had they been employed as an executive officer at December 31, 2004 (collectively, the “Named Executive Officers”):
Summary Compensation Table

						Long-Term
		Annual Compensation				Compensation
						Awards
				Other				All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)		Options (#)		Compensation ($)

John G. Schulte(1)	2004	$312,403	215,673	9,826	(2)	—		3,340	(3)
President and Chief	2003	282,692	121,875	45,610	(4)	600,000	(5)	3,000	(3)
Officer	2002	—	—	—		—		—
Lawrence E. Martel, Jr.	2004	$149,961	63,240	—		—		2,912	(3)
Vice President, Operations	2003	150,780	35,344	—		—		2,900	(3)
	2002	140,601	40,639	—		—		6,440	(6)
Guy A. Childs	2004	$143,961	60,727	—		—		8,568	(7)
Vice President, Chief	2003	142,519	33,881	—		100,000	(8)	2,743	(3)
Financial Officer	2002	108,578	37,999	—		70,000		4,721	(3)
Adrian E. Elfe	2004	$117,481	49,419	—		—		2,346	(3)
Vice President, Quality	2003	120,912	28,031	—		—		8,025	(9)
Assurance and Regulatory	2002	112,755	31,438	—		—		2,176	(3)
Affairs
Bruce E. Ross(10)	2004	$176,091	—	—		—		9,885	(11)
Executive Vice President,	2003	214,292	81,250	—		125,000	(12)	11,924	(13)
Customer and Product	2002	193,769	100,868	—		—		4,216	(3)
Programs

(1)	Mr. Schulte was appointed as President and Chief Executive Officer in January 2003.

(2)	Represents relocation costs.

(3)	Amount represents Company matching contribution to a Company-sponsored 401(k) plan, pursuant to an arrangement available to all employees, whereby up to 50% of individual contributions to the 401(k) plan, and up to a maximum of 4% of the individual’s compensation, are matched by the Company.

(4)	Includes a $30,000 bonus paid on hire date and $15,610 of relocation costs.

(5)	Includes an option to purchase 200,000 shares of common stock with standard four-year vesting; a performance-based option to purchase 150,000 shares of common stock if an $8 market value trigger is achieved; and a performance-based option to purchase 250,000 shares of common stock if a $10 market value trigger is achieved. For the performance-based options, if the market value trigger is achieved during the standard vesting period of four years, they vest over the standard four-year vesting period. If the market value trigger is achieved after the standard four-year vesting period, they vest in full upon the achievement of the market value trigger. If the market value trigger is not achieved, the options become fully vested nine years and six months following the option grant date.

(6)	Amount includes vacation paid but not taken of $3,904, pursuant to Company policy that allows employees to a payout related to vacation earned but not taken, but only to the extent of actual vacation taken in the last 12 months, provided the payout does not exceed 80 hours, and a Company matching contribution to the Company-sponsored 401(k) plan of $2,536.

(7)	Amount includes vacation paid but not taken of $5,577, pursuant to Company policy that allows employees to a payout related to vacation earned but not taken, but only to the extent of actual vacation taken in the last 12 months, provided the payout does not exceed 80 hours, and a Company matching contribution to the Company-sponsored 401(k) plan of $2,991.

(8)	Includes an option to purchase 33,334 shares of common stock with standard four-year vesting; a performance-based option to purchase 33,333 shares of common stock if an $8 market value trigger is achieved; and a performance-based option to purchase 33,333 shares of common stock if a $10 market value trigger is achieved. For the performance-based options, if the market value trigger is achieved during the standard vesting period of four years, they vest over the standard four-year vesting period. If the market value trigger is achieved after the standard four-year vesting period, they vest in full upon the achievement of the market value trigger. If the market value trigger is not achieved, the options become fully vested nine years and six months following the option grant date.

(9)	Amount includes vacation paid but not taken of $6,192, pursuant to Company policy that allows employees to a payout related to vacation earned but not taken, but only to the extent of actual vacation taken in the last 12 months, provided the payout does not exceed 80 hours, and a Company matching contribution to the Company-sponsored 401(k) plan of $1,833.

(10)	Mr. Ross resigned his position with the Company in October 2004.

(11)	Amount includes vacation paid but not taken of $8,000, pursuant to Company policy that allows employees to a payout related to vacation earned but not taken, but only to the extent of actual vacation taken in the last 12 months, provided the payout does not exceed 80 hours, and a Company matching contribution to the Company-sponsored 401(k) plan of $1,885.

(12)	Includes a performance-based option to purchase 50,000 shares of common stock if an $8 market value trigger is achieved; and a performance-based option to purchase 75,000 shares of common stock if a $10 market value trigger is achieved. If the market value trigger is achieved during the standard vesting period of four years, they vest over the standard four-year vesting period. If the market value trigger is achieved after the standard four-year vesting period, they vest in full upon the achievement of the market value trigger. If the market value trigger is not achieved, the options become fully vested nine years and six months following the option grant date. These options were cancelled in October 2004 concurrent with the resignation of Mr. Ross.

(13)	Amount includes vacation paid but not taken of $7,692, pursuant to Company policy that allows employees to a payout related to vacation earned but not taken, but only to the extent of actual vacation taken in the last 12 months, provided the payout does not exceed 80 hours, and a Company matching contribution to the Company-sponsored 401(k) plan of $4,232.
GRANTS OF STOCK OPTIONS
      No stock options were granted to the Named Executive Officers during the year ended December 31, 2004.

STOCK OPTION EXERCISES AND FISCAL YEAR-END STOCK OPTION VALUE
      Set forth in the table below is information concerning stock option exercises during 2004 and the value of stock options held on December 31, 2004 by the Named Executive Officers.
Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

			Number of Unexercised		Value of Unexercised,
	Shares		Options Held at		In-the-Money Options at
	Acquired	Value	Fiscal Year End (#)		Fiscal Year End ($)(2)
	on Exercise	Realized(1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John G. Schulte	—	—	267,500	527,500	$585,381	$1,592,675
Lawrence E. Martel, Jr.	56,917	$151,968	207,013	—	573,437	—
Guy A. Childs	3,000	6,192	123,709	111,666	359,739	348,581
Adrian E. Elfe	38,000	181,080	53,581	1,688	150,572	4,271
Bruce E. Ross(3)	—	—	243,255	—	790,235	—

(1)	Value realized is (i) the fair market value of the stock at the date of exercise less the exercise price of the options exercised multiplied by (ii) the number of shares represented by such options.

(2)	Potential unrealized value is (i) the fair market value as of December 31, 2004 ($5.62 per share) less the exercise price of “in-the-money” unexercised options multiplied by (ii) the number of shares represented by such options.

(3)	Mr. Ross resigned his position with the Company in October 2004.
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE OF CONTROL ARRANGEMENTS
      Pursuant to Mr. Schulte’s terms of employment, he will receive one year’s base salary continuation, one year’s bonus and medical benefits in the event of a change in control approved by the Board of Directors.
AUDIT COMMITTEE REPORT(1)
      The Audit Committee of the Company’s Board of Directors is comprised of independent directors as required by the listing standards of the Nasdaq National Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.
      Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles. The role of the Audit Committee is to monitor and oversee these processes on behalf of the Board of Directors.
      In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2004, with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as

      1 The material in this report is not “soliciting material,” is not deemed “filed” under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not to be incorporated by reference to any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the auditor’s independence.
      The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company’s auditors meet the applicable standards for auditor independence.
      Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Martin T. Hart, Chair
David G. Blackburn
R. John Fletcher
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND

PERMISSIBLE NON-AUDIT SERVICES

Under its charter, the Audit Committee must pre-approve all engagements of Spectranetics’ independent auditors before the independent auditor is engaged to perform any audit or permissible non-audit services, unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. The charter authorizes the Audit Committee to establish pre-approval policies and procedures regarding Spectranetics engagement of its independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Spectranetics management. Currently, the Audit Committee pre-approves each particular service engagement on a case-by-case basis. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. If the Chairman approves any such engagements, he will report that approval to the full Audit Committee not later than the next committee meeting.
FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT(1)
      The fees billed by KPMG LLP, the Company’s independent auditor, during the 2004 and 2003 fiscal year are as follows:

	2004		2003

Audit Fees	$454,000	(2)	$100,250
Tax Fees(3)	38,270		37,200
All Other Fees	—		—

(1)	The Audit Committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the auditor’s independence.

(2)	Includes $335,700 of fees billed for professional services rendered by KPMG LLP related to testing the effectiveness of the Company’s internal control over financial reporting as required by the Sarbanes-Oxley legislation, and $118,300 of fees billed related to the audit for the 2004 fiscal year and the reviews of the financial statements related to the Company’s Quarterly Reports on Form 10-Q for the 2004 fiscal year.

(3)	Consists of fees associated with the preparation of state and federal income tax returns.
COMPENSATION COMMITTEE REPORT(1)
      Decisions with regard to the compensation of SPNC’s executive officers, including the Named Executive Officers, are generally made by a three-member Compensation Committee of the Board. Each member of the Committee is a non-employee Director. Decisions about awards under certain of SPNC’s stock-based compensation plans are made by the Committee and typically reported to the Board. All other decisions by the Committee relating to compensation of SPNC’s executive officers are reviewed by the Board. Generally, the Committee meets in March following the end of a particular fiscal year to consider bonus compensation and to consider prospective salary adjustments. In addition, the Committee meets on an as-needed basis throughout the year.

Executive Officer Compensation Policies
      The Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with SPNC’s performance, recognize individual initiative and achievements, and assist SPNC in attracting and retaining qualified executives. The Committee relies in large part on independent compensation studies for the determination of competitive compensation.
      In order to implement these objectives, SPNC has developed a straightforward compensation approach. In general, SPNC compensates its executive officers through a combination of base salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of stock options. In addition, executive officers participate in benefit plans, including medical, dental, stock purchase and 401(k), that are available generally to SPNC’s employees.

Base Salary
      Base salary levels for SPNC’s executive officers are set generally at or slightly below the market level in relation to the salary levels of executive officers in other companies within the medical device industry or other companies of comparable size, taking into consideration the position’s complexity, responsibility and need for special expertise. In reviewing salaries in individual cases the Compensation Committee also takes into account individual experience and performance. In establishing the salary levels against the range of comparable companies, the Compensation Committee considers salaries and bonuses in determining the competitiveness of the total compensation package.

Annual Incentive Compensation
      The Compensation Committee reviews and approves all bonus payments made to SPNC’s executive officers. Payment of bonuses is determined by both corporate and individual performance criteria. In 2004 the bonus targets for executive officers were based on meeting performance objectives for revenue, net income and cash flow. For each performance objective, minimum, target and maximum objectives are established as a percentage in relation to base salary. For the chief executive officer and executive vice presidents, payouts were established at 25%, 50% and 75% of base salary for the achievement of minimum, target and maximum performance objectives, respectively. For all other executive officers, payouts were established at 15%, 30% and 45% of base salary for the achievement of minimum, target and maximum performance objectives, respectively. Based on actual financial results in relation to the established performance objectives, a bonus equal to 68% of base salary was awarded to John G. Schulte. All other executive officers received a bonus equal to 42% of base salary.

      1 The material in this report is not “soliciting material,” is not deemed “filed” under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not to be incorporated by reference to any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Long-term Incentive Compensation
      SPNC provides long-term incentive compensation through its stock option plan. The exercise price of each option grant is equal to the fair market value of the Company’s common stock on the date of grant. The number of shares covered by any grant is generally determined by the position, the executive officer’s salary at the time of grant, amounts granted in previous years, and the then current stock price. In special cases, however, grants may be made to reflect increased responsibilities or reward extraordinary performance. In some cases, vesting may be tied to the Company’s performance over a period of time. No stock option grants were made to executive officers during the year ended December 31, 2004.

Compensation Paid to the Chief Executive Officer
      The Board establishes the Chief Executive Officer’s compensation package based upon the general factors discussed above and upon an evaluation of compensation paid to chief executive officers of comparable public companies and other companies in SPNC’s industry. The compensation package includes base salary, participation in the annual bonus incentive program, and stock option grants subject to approval by the Compensation Committee.
      Mr. Schulte’s annual salary is $315,000 and he is eligible for incentive compensation ranging from 25% to 75% of his annual salary based on achievement of targeted performance objectives approved by the Compensation Committee. As described above, in 2004, Mr. Schulte was awarded a $215,673 bonus, equal to 68% of his salary, based on the Company’s performance objectives for revenue, net income and cash flow. Mr. Schulte was not granted any stock options in 2004.

Certain Tax Considerations
      During 1995 the Internal Revenue Code of 1986 (the “Code”) was amended to include a provision that denies a deduction to any publicly held corporation for compensation paid to any “covered employee” (defined as the Chief Executive Officer and the corporation’s other four most highly compensated officers as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation payable pursuant to written binding agreements entered into before February 18, 1993, and compensation that constitutes “performance-based compensation” is excludable in applying the $1 million limit. No “covered employees” were paid compensation exceeding $1 million and, as a result, all compensation to “covered employees” is fully tax-deductible.

R. John Fletcher, Chair
Cornelius C. Bond, Jr.
Joseph M. Ruggio, M.D.

STOCK PRICE PERFORMANCE GRAPH
      The Stock Price Performance Graph set forth below compares the cumulative total shareholder return on SPNC Common Stock for the period from December 31, 1999, to December 31, 2004, with the cumulative total return on the NASDAQ Composite Index, and a sub-index of the NASDAQ Composite Index entitled “NASDAQ Medical Devices, Instruments and Supplies, Manufacturers and Distributors Stocks” (NASDAQ Medical) (assuming the investment of $100 in SPNC Common Stock, the NASDAQ Composite Index and the NASDAQ Medical on December 31, 1999, and reinvestment of all dividends). The stock price performance shown on the graph below is not indicative of future price performance.

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

SPNC	100.00	33.76	92.27	63.14	96.65	144.85

NASDAQ Medical	100.00	103.16	113.38	91.71	135.68	158.96

NASDAQ Composite	100.00	60.31	47.84	33.07	49.45	53.81

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      In 2004, Messrs. Bond, Fletcher and Ruggio were members of the Compensation Committee for the entire year. None of such Compensation Committee members has ever been an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no member of our Board of Directors or of our Compensation Committee, and none of our executive officers, served as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving as members of our Board of Directors or our Compensation Committee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
      Based solely on its review of copies of such forms received by it with respect to fiscal 2004, or written representations from certain reporting persons, the Company believes that all of its directors and executive officers and persons who own more than 10% of the Common Stock have complied with the reporting requirements of Section 16(a).
ELECTION OF DIRECTORS
(Proposal No. 1)
      The current number of members of the Board of Directors is eight (8). The terms of Emile J. Geisenheimer and John G. Schulte expire at this meeting. Based on the recommendation of the Nominating Committee, the Board of Directors has nominated Messrs. Geisenheimer and Schulte for re-election to the Board of Directors for a three-year term which will expire at the Company’s Annual Meeting in 2008, or when their successor is duly elected and qualified.
      The nominees have expressed their willingness to serve, but if because of circumstances not contemplated the nominee is not available for election, the Proxy holders named in the enclosed Proxy intend to vote for such other person or persons as the Board of Directors may nominate. Information with respect to each of the nominees is set forth in the section entitled “BUSINESS EXPERIENCE OF DIRECTORS.”

Vote and Recommendation
      Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Meeting. Abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the nominee named above.
      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE PERSONS NOMINATED AS DIRECTOR.
NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS
      As permitted by the Securities and Exchange Commission’s proxy rules, the Company will deliver only one annual report and one proxy statement to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of those shareholders. This practice is designed to reduce our printing and mailing costs. The Company will, upon written or oral request, promptly deliver a separate copy of the annual report and/or proxy statement to a shareholder at a shared address to which single copies of the documents were delivered. You may make such request by contacting the Company’s Corporate Secretary at 96 Talamine Court, Colorado Springs, Colorado 80907, telephone (719) 633-8333. Shareholders wishing to receive a separate annual report and/or proxy statement in the future or shareholders sharing an address wishing to receive a single copy of each of the annual report and proxy statement in the future may also contact the Company’s Chief Financial Officer as referenced above.
2004 ANNUAL REPORT TO SHAREHOLDERS
      A copy of our 2004 Annual Report to Shareholders has been mailed concurrently with this proxy statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The 2004 Annual Report to Shareholders is not incorporated into this proxy statement and is not considered proxy solicitation material.
FORM 10-K FOR THE 2004 FISCAL YEAR
      On March 31, 2005 we filed with the SEC an Annual Report on Form 10-K for the 2004 Fiscal Year. The Form 10-K has been reprinted as part of our 2004 Annual Report to Shareholders. Shareholders may also obtain a copy of the Form  10-K and any of our other SEC reports, free of charge, from the SEC’s website at www.sec.gov or from our website at www.spectranetics.com, or by writing to our Corporate Secretary, The Spectranetics Corporation, 96 Talamine Court, Colorado Springs, Colorado 80907. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material.

OTHER MATTERS
      The Board of Directors knows of no other matters, other than the matters set forth in this Proxy Statement, to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment or adjournments thereof, the persons named in the accompanying Proxy will vote such Proxy in accordance with their best judgment on any such matter. The persons named in the accompanying Proxy will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.
DATE OF RECEIPT OF SHAREHOLDER PROPOSALS
      Under the applicable rules of the SEC, a stockholder who wishes to submit a director nomination or a proposal for inclusion in the proxy statement of the Board of Directors for the Annual Meeting of Shareholders to be held in 2006 must submit such proposal in writing to the Secretary of the Company at the Company’s principal executive offices no later than January 6, 2006. In addition, all stockholder proposals for inclusion in the proxy statement for the Annual Meeting of Shareholders to be held in 2006 must comply with the requirements of SEC Rule 14a-8 under the Exchange Act. The Company’s By-laws provide that stockholders desiring to nominate a director or bring any other business before the shareholders at an annual meeting (but that would not be included in the Company’s proxy statement) must notify the Secretary of the Company thereof in writing no earlier than 90 days prior to the meeting and no later than the later of 60 days prior to the meeting date or 10 days following the public announcement of the meeting date by the Company. Such notice must set forth certain information specified in the Company’s By-Laws, as amended.

BY ORDER OF THE BOARD OF DIRECTORS

John G. Schulte
President and Chief Executive Officer
Dated April 29, 2005
      PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED, AS IT WILL SAVE THE EXPENSE OF A FURTHER MAILING.

THE SPECTRANETICS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, June 7, 2005
10:00 a.m. (MDT)

Antlers Hilton Hotel
4 S. Cascade Avenue
Colorado Springs, CO

THE SPECTRANETICS CORPORATION 96 Talamine Court Colorado Springs, CO 80907	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 7, 2005.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the nominees listed under Item 1 and, in the discretion of the Proxies, on any other matters which may properly come before the meeting.

By signing the proxy, you revoke all prior proxies and appoint John G. Schulte and Guy A. Childs, and each of them, as Proxies with full power of substitution, to vote your shares on matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof.

See reverse for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage paid envelope we’ve provided or return it to Spectranetics, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul MN 55164-0873.

òPlease detach hereò

The Board of Directors Recommends a Vote FOR the nominees listed under Item 1.

Proposal 1: Election of Directors

1.	Emile J. Geisenheimer	☐ FOR	☐ WITHHELD

2.	John G. Schulte	☐ FOR	☐ WITHHELD

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:	☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustee’s administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.